Exhibit 99.1

                             Financial Update by CFO

                                November 17, 2005


The visibility we have at this time regarding the current quarter is indicating the comments made in the 3Q05 earnings release teleconference call remain valid. We are still anticipating revenue for 4Q05 to be in a range of flat to up 5% sequentially from 3Q05. Gross margin still looks to be in a range of 42%-43%, based on the projected product mix for the quarter. Operating margin for 4Q05 still looks to be in a range of breakeven to 2%. We still anticipate an estimated income tax amount of about $300k for 4Q05, driven by tax effects from Japan. Earnings per share (diluted) for 4Q05 are still projected in a range of $0.03-$0.05. Cash flow for 4Q05 is still expected to be negative, as we continue to fund efforts needed in ramping up activities for our laser processing commitments and implementing the stock buyback program, which has reached approximately 650,000 shares. In the laser processing area, we remain on track to achieve our stated goals of booking 8-10 new orders in 2005, manufacturing and shipping 6-7 systems this year, and recognizing revenue on 2-3 systems in 4Q05.

For the full year of 2006, the comments made in the 3Q05 earnings release teleconference call also appear to remain valid. Based on the current backlog, order outlook, and visibility, Ultratech continues to have the ability to achieve sequential annual revenue growth on the order of 10%-20% over 2005. Gross margin still looks to be in a range of 45%-46%, based on the projected product mix for the year. Operating margin for the year still looks to be in a range of 2%-5%. The projected tax rate for the year still looks to be about 8%, due primarily to the aforementioned Japanese effect. Earnings per share (diluted) for the year still are projected in a range of $0.25-$0.45. Cash flow for the year is still anticipated to be negative, due primarily to the stock buyback program noted above. Cash flow from operations for the year still is anticipated to be positive.


Safe Harbor Statement
---------------------
Certain of the statements contained herein, which are not historical facts and which can generally be identified by words such as "anticipates", "expects", "intends", "will", "could", "believes", "estimates", "continue", and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; cyclicality in the semiconductor and nanotechnology industries; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; expiration of licensing arrangements, and the resulting adverse impact on our licensing revenues; changes to financial accounting standards; changes in pricing by us, our competitors or suppliers; customer concentration; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration

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and lack of product revenue diversification; inventory obsolescence; asset impairment; effects of certain anti-takeover provisions; future acquisitions; volatility of stock price; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech's SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2004 and on Form 10-Q for the quarter ended October 1, 2005. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management's current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this report.

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